                                                                   EXHIBIT 10.35

                  AMENDMENT NO. 1 TO LOAN AND PLEDGE AGREEMENT

     THIS AMENDMENT NO. 1 TO LOAN AND PLEDGE AGREEMENT (this "Amendment") is made and entered into effective as of March 1, 2001 ("Effective Date"), by and between JOHN O'CONNELL ("Pledgor") and VYYO INC., a Delaware corporation ("Pledgee").

                                    RECITALS

     A. Pledgor and Pledgee have entered into that certain Loan and Pledge Agreement dated as of December 4, 2000 (the "Agreement"), pursuant to which Pledgor has borrowed Two Million Eight Hundred Thirty Four Thousand One Hundred Sixty Three Dollars ($2,834,163) from Pledgee, and Pledgor has issued to Pledgee a Promissory Note dated December 4, 2000 (the "Note").

     B. Pledgor and Pledgee desire to amend the Agreement and the Note as provided in this Amendment.


                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. The second sentence of Section 1 (Loan) of the Agreement is hereby amended to read in full as follows: "The Note shall be secured as provided in this Agreement; provided, however, that in no event shall Pledgor have any personal or individual or deficiency liability on the Note or under this Agreement, it being understood that the Note is a non-recourse Note and that the sole recourse of Pledgee shall be to proceed against the Shares in accordance with this Agreement."

     2. Section 3 (Loan Secured by Account) of the Agreement is hereby deleted in its entirety.

     3.  Section 9.a. of the Agreement is hereby deleted in its entirety.

     4. The Note is hereby cancelled and in consideration therefor, Pledgor shall execute on the date hereof a replacement promissory note dated effective as of December 4, 2000, in the form attached hereto as Exhibit A.

     5. Except as amended hereby, the Agreement shall remain unchanged and in full force and effect.

     6. This Amendment may be executed in any number of counterparts, each of which may be executed by less than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Effective Date.


PLEDGOR:                                   PLEDGEE:

JOHN O'CONNELL                             VYYO INC.,
                                           a Delaware corporation
                                           20400 Stevens Creek Blvd., 8th Floor
                                           Cupertino, California 95014

/s/ John O'Connell
---------------------

                                           By: /s/ Davidi Gilo
                                              -------------------------------

                                           Name:   Davidi Gilo
                                                -----------------------------

                                           Title:  Chairman of the Board
                                                 ----------------------------

                                   EXHIBIT A

                            SECURED PROMISSORY NOTE

$2,834,163.00                 Cupertino, California             December 4, 2000


     FOR VALUE RECEIVED, the undersigned, JOHN O'CONNELL (hereinafter the "MAKER"), hereby promises to pay to VYYO INC. (hereinafter the "PAYEE"), or order, in Cupertino, California, or at such other place as PAYEE may from time to time designate, in United States of America currency, the sum of Two Million Eight Hundred Thirty-Four Thousand One Hundred Sixty Three Dollars ($2,834,163.00), with interest on the unpaid principal balance. Interest shall accrue from the date of this Note (i) from December 4, 2000 through February 28, 2001, at a variable rate adjusted from time to time, equal to the federal funds rate of the Federal Reserve Board, as in effect from time to time, plus 2%, and
(ii) from March 1, 2001 through December 4, 2003, at the rate of 4.86% per annum. The initial rate shall be eight and one-half percent (8.5%) per annum. This Note is secured under the terms of a Loan and Pledge Agreement of even date herewith under which MAKER has pledged 370,000 shares of common stock of Vyyo Inc. ("Shares") held by MAKER as security for the repayment of this Note.

     The principal amount under this Note and all accrued and unpaid interest thereon shall be due and payable in full on December 4, 2003.

     If from time to time MAKER sells any of the Shares, then MAKER shall at such time repay to PAYEE an amount equal to the lesser of: (a) the total sales proceeds, and (b) the purchase price to MAKER of the Shares sold plus that portion of the accrued interest on the principal amount that is allocable to the purchase price of the Shares sold. If MAKER's employment with PAYEE is terminated by the PAYEE for cause or is terminated by MAKER, then this Note shall, within twenty (20) business days from the date of such termination, be due and payable in full. If this Note becomes due and payable as a result of the MAKER's termination of employment as provided above, and the date that the
Note is due and payable falls in a period in which MAKER is legally or under PAYEE's company policy precluded from selling the stock of PAYEE, then the Note shall not be due and payable until ten (10) business days following the date that MAKER may legally sell PAYEE's stock.

     The MAKER shall have the right to prepay all or any part of the unpaid principal of this Note from time to time without any penalty or premium. Any payments made under this Note shall be applied first against any accrued interest, and then against principal.

     In the event of default in the payment of any installment of principal or interest under this Note for more than thirty (30) days after such comes due, or a breach by MAKER of any material term of the Loan and Pledge Agreement, the entire outstanding balance of principal and interest under this Note shall become immediately due and payable at the option of the holder of this Note. Upon the occurrence of such an event, PAYEE shall have all of the rights and remedies set forth in this Note, the Loan and Pledge Agreement or otherwise afforded under the law, provided, however, that in no event shall MAKER have any personal or individual or deficiency liability on this Note or under the Loan and Pledge Agreement, it being understood that this is a non-recourse Note and that the sole recourse of PAYEE shall be to proceed against the Shares in accordance with the Loan and Pledge Agreement.

     If a party breaches this Note, the breaching party shall pay all costs and attorneys' fees incurred by the other party in connection with such breach, whether or not any litigation is commenced.

     Consent by the PAYEE to waive one default shall not be deemed to be a waiver of the right to require consent to waive future or successive defaults.

     This Note shall be governed as to its construction, interpretation and enforcement and in all other respects by the laws of the State of California without regard to the conflicts of laws provisions thereof.

     This Note shall not be modified, amended or canceled except in writing by the MAKER and PAYEE or other assignee of this Note.

     The MAKER waives demand, presentment, protest, notice of nonpayment, notice of protest and any and all lack of diligence or delays which may occur in the collection of this Note.

     IN WITNESS WHEREOF, the MAKER has caused this Note to be duly executed in Cupertino, California.



                                                 /s/ John O'Connell
                                                 --------------------
                                                 JOHN O'CONNELL


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